Contact: Victor J. Trippetti
                                              L.A. Gear, Inc.
                                              310-581-7146



        L.A. GEAR ANNOUNCES FOURTH QUARTER RESTRUCTURING
               CHARGE AND EXECUTIVE REORGANIZATION


     SANTA MONICA, CALIFORNIA, November 26, 1996 -- L.A. Gear, Inc. (NYSE:LA) announced today that, in light of continuing operating losses, the Company has adopted a cost reduction plan aimed at bringing the Company's operating expenses in line with its anticipated sales base. This plan primarily consists of the following key elements:

          -- an approximately 55% reduction in the Company's full-time domestic workforce (from approximately 310 to 140 employees);

          -- reduction of corporate overhead through space consolidation at the Company's Santa Monica headquarters and Ontario, California distribution center; and

          -- a consolidation and restructuring of the Company's
             European operations, including, where appropriate, servicing the Company's European customers through independent distributors rather than a direct subsidiary sales force.

     The Company anticipates that its fourth quarter operating results will be adversely affected by between $28 million to $33 million of restructuring charges in connection with the implementation of this plan. It is anticipated that approximately $17 million to $20 million of the estimated restructuring charge will be of a non-cash nature, primarily related to asset write-downs and goodwill write-offs associated with certain of the Company's European subsidiaries. The domestic workforce reductions will occur in the first quarter of fiscal 1997, and substantially all of the estimated cash costs associated with the plan will be incurred over the next six to twelve months. As previously disclosed, the Company anticipates a loss for the fourth quarter and year ended November 30, 1996.

     The Company also announced that William L. Benford, President and Chief Operating Officer, will join Shamrock Capital Advisors, Inc. in early February 1997. Effective immediately, Bruce MacGregor will assume Mr. Benford's duties on an interim basis. Mr. MacGregor previously served as Vice President-Marketing at Avia and Co-Founder, President and Chief Executive Officer of Deja Shoe, before joining the Company in August 1996 as Senior Vice President-Product Marketing. Prior to his departure, Mr. Benford will assist in the transition and be responsible for the implementation of certain key elements of the Company's restructuring plan. Mr. Benford will continue to serve on the Company's Board of Directors. In addition, the Company announced that Victor J. Trippetti has been elevated to the position of Senior Vice President and Chief Financial Officer. Mr. Trippetti joined the Company in October 1989 and has served as Vice President and Treasurer since July 1992.

     Stanley P. Gold, Chairman of the Board, said, "We have endeavored to streamline the organization, while maintaining the Company's focus on its heritage as a premier designer and marketer of women's and children's footwear. By consistently reinforcing the ultimate importance of retailer and consumer satisfaction in every element of our sales, marketing and product design and development programs, we will seek to enhance brand image, generate increased sales velocity with existing customers, attract new customers and increase penetration into international markets. It is only by taking bold measures to position the Company to compete effectively in an intensely competitive and consolidating branded athletic footwear industry that we can continue to strive toward a return to profitability and enhanced shareholder value."

     The matters discussed in this press release include "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, among others, the Company's ability to reduce expenses, the effect of the restructuring and reorganization on the Company's sales and marketing efforts, changing market conditions, retailer and consumer acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing worldwide economic and business conditions, competition, brand awareness, the existence or absence of adverse publicity; availability, terms and deployment of capital, and the availability of and ability to retain qualified personnel.

     L.A. Gear designs, develops and markets a broad range of quality athletic and lifestyle footwear for adults and children.